Exhibit 21.1

Subsidiaries of CleanSpark, Inc.

Name	Jurisdiction
ATL Data Centers LLC	Georgia
CleanBlok, Inc.	Georgia
CleanSpark DW, LLC	Georgia
CleanSpark GLP, LLC	Georgia
CleanSpark HQ, LLC	Nevada
CleanSpark MS, LLC	Mississippi
CSRE Properties, LLC	Georgia
CSRE Properties Mississippi, LLC	Mississippi
CSRE Properties Norcross, LLC	Georgia
CSRE Properties Washington, LLC	Georgia
CSRE Properties Sandersville, LLC	Georgia
CSRE Properties Dalton, LLC	Georgia
CSRE Properties Vicksburg, LLC	Mississippi
CSRE Properties Wyoming, LLC	Wyoming
CSRE Property Management Company, LLC	Georgia
Dalton 15 LLC	Georgia
MS Data LLC	Mississippi